EX-35.3
(logo) TRIMONT
REAL ESTATE ADVISORS


Officer's Certificate
For the period January 1,2012 Through December 31,2012


Wells Fargo Commercial Mortgage Pass Through Certificates Series 2012-LC5


Wells Fargo Commercial Mortgage Securities, Inc., as Depositor,
Wells Fargo Bank, National Association, as Master Servicer,
Rialto Capital Advisors, LLC, as Special Servicer,
Trimont Real Estate Advisors, Inc., as Trust Advisor,
Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, U.S. Bank, National Association, as Trustee


Pursuant to Section 11.12 of the Pooling and Servicing Agreement governing the above referenced transaction:

As authorized Officer of TriMont Real Estate Advisors, Inc. as Certifying Servicer with respect to the preceding calendar period a review of the activities of the Certifying Servicer during the period and its performance under this Agreement has been made under such Officer's supervision and to the best of such Officer's knowledge, based on such review, the Certifying Servicer has fulfilled its obligations under this Agreement in all material respects throughout such period.


TriMont Real Estate Advisors, Inc.

/s/ Ernest J. Davis
By: Ernest J. Davis
Title: Managing Director
Date: March 14,2013

Monarch Tower Suite 2200 *3424 Peachtree Rood NE *Atlanta, Georgia 30326 404-420-5600 * Fax: 404-420-5610